Exhibit 4.1

Advisors Asset Management, Inc.
18925 Base Camp Road
Monument, Colorado 80132

February 6, 2025

Advisors Disciplined Trust 2263
c/o The Bank of New York Mellon, as Trustee
240 Greenwich Street, 22W Floor
New York, NY 10286

Re: Advisors Disciplined Trust 2263 (the “Fund”)

Ladies and Gentlemen:

We have examined the Registration Statement File No. 333-283245 for the above captioned Fund. We hereby consent to the use in the Registration Statement of the references to Advisors Asset Management, Inc. as evaluator.

You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

Very truly yours,

Advisors Asset Management, Inc.

By	/s/ ALEX R. MEITZNER
Alex R. Meitzner Senior Vice President